EXHIBIT 23.2
                                                             ------------
                            Accountants' Consent


   The Board of Directors
   Bay State Gas Company:

   We consent to the use of our audit reports dated October 27, 1998 on the consolidated financial statements and schedule of Bay State Gas Company and subsidiaries as of September 30, 1998 and for each of the years in the three-year period then ended incorporated herein by reference to our firm under the heading "Experts" in the prospectus.

   Our reports refer to a change in accounting for postretirement benefit plans during the year ended September 30, 1998.



   /s/   KPMG Peat Marwick LLP
   KPMG Peat Marwick LLP


   Boston, Massachusetts
   April 16, 1999